Exhibit 99.1

Paylocity Announces Toby Williams as Chief Financial Officer

Arlington Heights, IL. — September 6, 2017 — Paylocity Holding Corporation (Nasdaq: PCTY), a cloud-based provider of payroll and human capital management software solutions, today announced that Toby Williams has joined Paylocity as Chief Financial Officer (CFO), effective September 18, 2017. In his new role, Williams will lead all accounting, finance and security efforts at Paylocity.

Williams brings a breadth of experience across corporate finance and strategy, most recently as Chief Product and Strategy Officer at Ellucian. Prior to joining Ellucian in 2011, Williams was Director of Corporate Development at Paychex, where he led all mergers & acquisitions and corporate development efforts from 2006 to 2011. Prior to Paychex, Williams worked in investment banking at Citigroup and as a corporate attorney. He holds a B.A. from Houghton College and an M.B.A and J.D. from The Ohio State University.

“We are excited to welcome Toby to Paylocity,” said Steve Beauchamp, Chief Executive Officer of Paylocity. “Toby is a talented executive who brings a wealth of experience across corporate finance, strategy and business development, which will serve us well as our business continues to evolve.”

“It’s an honor to join Paylocity as CFO,” said Williams. “I look forward to working closely with the talented team at Paylocity as we continue to focus on growing the business while maintaining a very strong culture for our employees.”

About Paylocity

Paylocity is a provider of cloud-based payroll and human capital management, or HCM, software solutions. Paylocity’s comprehensive and easy-to-use solutions enable its clients to manage their workforces more effectively.  Paylocity’s solutions help drive strategic human capital decision-making and improve employee engagement by enhancing the human resource, payroll and finance capabilities of its clients. For more information, visit www.paylocity.com.

Source: Paylocity

Safe Harbor/forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements about the functionality and benefits of human capital management software solutions generally as well as the functionality and benefits of Paylocity’s human capital management software solutions. All statements, other than statements of historical facts, included herein regarding Paylocity’s future operations, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “seek” and similar expressions (or the negative of these terms) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s beliefs, intentions or goals. Paylocity may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on Paylocity’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including the risks associated with Paylocity developing and enhancing products and solutions with the functionality necessary to deliver the stated results and the risks associated with the implementation and maintenance of human capital management software solutions, such as Paylocity’s human capital management software solutions. These forward-looking statements represent Paylocity’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Paylocity disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.